EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-187256, 333-195835, and 333-224693 on Form S-8, Registration Statement Nos. 333-226991 and 333-233497 on Form S-4, and Registration Statement No. 333-211332 on Form S-3 of our report dated February 21, 2020, with respect to the consolidated statements of financial condition of Banner Corporation and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in this Annual Report on Form 10-K of Banner Corporation for the year ended December 31, 2019.

/s/ Moss Adams LLP

Spokane, Washington
February 21, 2020

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